CANADA

PROVINCE OF BRITISH COLUMBIA

NUMBER

408702

Province of British Columbia

Ministry of Finance and Corporate Relations

REGISTRAR OF COMPANIES

COMPANY ACT

CERTIFICATE OF INCORPORATION

I HEREBY CERTIFY THAT

FARALLON RESOURCES LTD.

HAS THIS DAY BEEN INCORPORATED UNDER THE COMPANY ACT

GIVEN UNDER MY HAND AND SEAL OF OFFICE

AT VICTORIA, BRITISH COLUMBIA

THIS 4TH DAY OF JULY, 1991

DAVID W. BOYD

REGISTRAR OF COMPANIES